                                                                       EXHIBIT 2

                           DOUGLAS & LOMASON COMPANY
                              24600 HALLWOOD COURT
                     FARMINGTON HILLS, MICHIGAN 48335-1671

                       INFORMATION STATEMENT PURSUANT TO
              SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934
                           AND RULE 14F-1 THEREUNDER

                            ------------------------

     This Information Statement is being mailed on or about September 5, 1996, as part of the Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of Douglas & Lomason Company (the "Company") with respect to the Offer by Magna Acquisition Corporation (the "Purchaser") to the holders of the Company's common stock, par value $2.00 per share ("Common Stock"), commenced on September 5, 1996. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9. You are receiving this Information Statement in connection with the possible election of persons designated by the Purchaser to a majority of the seats on the Board of Directors of the Company. The Merger Agreement requires the Company promptly after purchase by the Purchaser of Common Stock pursuant to the Offer to cause the designees to be elected to the Board of Directors of the Company (the "Designees") under circumstances described therein. This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 thereunder. You are urged to read this Information Statement carefully. You are not, however, required to take any action.

     Pursuant to the Merger Agreement, the Purchaser commenced the Offer on September 5, 1996. The Offer is scheduled to expire at 12:00 midnight, New York City Time, on October 2, 1996, unless the Offer is extended.

     The terms of the Merger Agreement, a summary of certain events leading up to the execution of the Merger Agreement and the commencement of the Offer and certain other information concerning the Offer and the Merger are contained in the Offer to Purchase, the related Letter of Transmittal and the Schedule 14D-9, copies of which are being delivered to the Company's shareholders contemporaneously herewith.

     The information contained in this Information Statement (including information listed in Schedule I attached hereto) concerning Parent, the Purchaser and the Designees has been furnished to the Company by Parent and the Purchaser, and the Company assumes no responsibility for the accuracy or completeness of such information.

     The Common Stock is the only class of voting securities of the Company outstanding. Each share of Common Stock has one vote and as of September 5, 1996, there were 4,245,127 shares of Common Stock outstanding.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

     The Board currently consists of five (5) members. Members of the Board are divided into three classes, each class to be as nearly equal in number as possible, with each class to serve a three year term, and until his successor is elected and qualified or until his earlier death, resignation or removal.

RIGHT TO DESIGNATE DIRECTORS; THE DESIGNEES

     Pursuant to the Merger Agreement, promptly upon the acquisition by the Purchaser of shares pursuant to the Offer and at all times thereafter, the Purchaser is entitled to designate such number of directors, rounded up to the next whole number as will give the Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the number of directors elected pursuant to the Merger Agreement) multiplied by the percentage that the aggregate number of shares of Common Stock owned by the Purchaser, the Parent or any other subsidiary of the Parent following such purchase bears to the total number of Shares then outstanding (such number being the "Board Percentage"). The Company has agreed to cause such designees to be so elected. In this connection, the Company will promptly, at the option of the Purchaser, either increase the size of the Board or obtain the resignations of such number of directors as is necessary to enable the Purchaser's Designees to be elected to the Board and to cause the Purchaser's Designees promptly to be so elected.

     The Purchaser has informed the Company that it will choose the Designees from the Purchaser's directors and executive officers listed in Schedule I attached hereto and that each of the directors and executive officers listed in
Schedule I has consented to act as a director. The business address of Parent is 36 Apple Creek Boulevard, Markham, Ontario, Canada L3R 4Y4 and the business address of the Purchaser is 26200 Lahser Road, Suite 300, Southfield, Michigan 48034.

     It is expected that the Designees may assume office at any time following the purchase by the Purchaser pursuant to the Offer of a majority of the Shares, which purchase cannot be earlier than October 2, 1996, and that, upon assuming office, the Designees will thereafter constitute at least a majority of the Board.

DIRECTORS

     The names of the current directors of the Company are set forth below. Except as noted below, each of the directors has held the same principal occupation during the past five years.

                                                       PRINCIPAL OCCUPATION AND
                                                        DIRECTORSHIPS IN OTHER
            NAME               AGE                     PUBLICLY OWNED COMPANIES
- ----------------------------   ---    ----------------------------------------------------------
James E. George.............   67     General Partner, JDX Ltd. From 1963 to 1993 Mr. George
                                      held various executive positions with Becton Dickinson &
                                      Co. and from 1994 to 1995 he served as President and Chief
                                      Executive Officer of Lumex, Inc. Mr. George has served as
                                      a director since 1993.
Verne C. Hampton II.........   62     Senior Partner in the law firm of Dickinson, Wright, Moon,
                                      Van Dusen & Freeman. He also serves as Corporate Secretary of the Company and has served as a director since 1994.
Dale A. Johnson.............   58     Retired, Former Chairman and Chief Executive Officer, SPX
                                      Corporation. He has served as a director since 1990. Mr.
                                      Johnson also serves as a director of MCN Corporation.
Harry A. Lomason II.........   61     Chairman of the Board, President and Chief Executive
                                      Officer of the Company. He has served as a director of the
                                      Company since 1974. Mr. Lomason is also a director of The
                                      Amerisure Companies.
James B. Nicholson..........   52     President and Chief Executive Officer, PVS Chemicals, Inc.
                                      and Vice Chairman of the Board of Directors of the
                                      Company. He has served as a director of the Company since
                                      1985. Mr. Nicholson is also a director of The Amerisure
                                      Companies, Handleman Company and North American Mortgage
                                      Company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors held five meetings during 1995.

     The Company has standing Audit and Compensation Committees of the Board of Directors. The Company has no Nominating Committee and the functions of a Nominating Committee are performed by the Board of Directors.

     The members of the Audit Committee are James B. Nicholson, Chairman, and Dale A. Johnson. The Audit Committee, which met two times during 1995, reviews, acts, and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants, the scope of audit procedures, the nature of services to be performed for the Company, and the fees to be paid to the independent public accountants.

     The members of the Compensation Committee are James B. Nicholson, Chairman, and James E. George. This Committee, which met two times during 1995, reviews and recommends to the Board of Directors the compensation of officers of the Company.

COMPENSATION OF DIRECTORS

     Non-employee directors received in 1995 a retainer at the annual rate of $16,000 until April 1, 1995 and at the annual rate of $20,000 thereafter plus reimbursement for travel expenses to attend meetings of the Board of Directors. Members of the Audit and Compensation Committees received $500 for each meeting of the Committee attended.

     Commencing on July 1, 1995, non-employee directors receive 25% (and at the election of the director, up to 50%) of their annual retainer in Company Common Stock in lieu of cash pursuant to the Directors Stock Plan. Directors may elect to defer the delivery of shares under the Plan.

     Under the Company's Deferred Compensation Plan for Non-Employee Directors, a director may elect to defer all or any portion of his retainer fee or committee fees, which are payable in cash. Deferred amounts under this Plan earn interest at a rate equivalent to eighty percent of prime.

     During 1995, all directors of the Company attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of the committees to which they were elected or appointed.

EXECUTIVE OFFICERS

     In addition to Messrs. Lomason, Nicholson and Hampton, the following individuals are also executive officers of the Company:

            NAME               AGE                         POSITION
- ----------------------------   ---    --------------------------------------------------
James J. Hoey...............   59     Senior Vice President and Chief Financial Officer
Roger H. Morelli............   51     Senior Vice President -- Manufacturing
Steven C. Bruck.............   40     Vice President -- Product and Manufacturing
                                      Engineering
Ollie V. Cheatham...........   51     Vice President -- Human Resources
A. Warren Daubenspeck III...   44     Vice President -- Safety, Environmental and Loss
                                      Control
Martin A. DiLoreto..........   60     Vice President -- Procurement and International
                                      Business Development
Scott E. Paradise...........   41     Vice President -- Automotive Sales
Dan D. Smith................   47     Vice President -- Cost Analysis and Information
                                      Technology
Robert D. Stachura..........   53     Vice President and Executive Manager --
                                      Manufacturing
Melynn M. Zylka.............   35     Treasurer

     James J. Hoey was hired in 1966 as the Company's Controller. In 1970, he was promoted to Assistant Treasurer -- Controller, in 1971 to Treasurer and in 1977 to Vice President -- Finance. In 1992, Mr. Hoey was elected to his current position.

     Roger H. Morelli joined the Company in 1965 as a Corporate Tool Engineer. He has served in such positions as Industrial Engineer, Corporate Quality Engineer, Manager -- Manufacturing Engineering, Director -- Product Quality and Manufacturing Services, Plant Manager, Assistant Vice President -- Quality

Assurance, Vice President -- Quality Assurance and JIT Operations, Vice President -- Quality Assurance and Material, and Executive Manager -- Decorative Plants. In 1994, he was elected to his current position where he is responsible for all automotive manufacturing plants and corporate purchasing.

     Stephen C. Bruck prior to joining the Company in 1993 as Executive Manager, Design Services was employed by RCO, a product engineering and design company. He was elected in 1994 to his present position.

     Ollie V. Cheatham joined the Company in 1970 as a Personnel Administrator. In 1984, he was elected to his present position.

     A. Warren Daubenspeck III was hired by the Company as Corporate Safety Engineer in 1982 and was elected to his present position in 1988.

     Martin A. DiLoreto who joined the Company in 1988, has served as Sales Manager -- Ford Motor Account, Marketing Manager of Business Development, Vice President of Marketing and Business Planning until elected to his present position in 1995.

     Scott E. Paradise joined the Company in 1986. In 1990, he was appointed Sales Manager -- General Motors and in 1993 was elected to his present position.

     Dan D. Smith, in addition to his present position held since 1994, has held numerous other positions with the Company including Cost Analyst, Manufacturing Engineer, Manager of Cost Accounting, Cost Reduction and Customer Service and Assistant Vice President.

     Robert D. Stachura joined the Company in 1974 as Material/Standards/Time Study Manager at the Columbus, Nebraska plant. In 1982, he was named Plant Manager and in 1990 was elected Vice President and Executive Manager.

     Melynn M. Zylka joined the Company as Assistant Treasurer in 1987. In 1990, she was elected to Treasurer.

     Officers of the Company are elected each year at the meeting of the Board of Directors immediately following the Annual Meeting of Shareholders to serve for the ensuing year or until their successors are elected and qualified. The Company is a party to certain officer agreements with the executive officers. See "Executive Compensation -- Company Officer Agreements." There are no family relationships among any of the directors or executive officers of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the persons known by the Company to own of record or beneficially, as of August 26, 1996, five percent or more of the outstanding Common Stock of the Company:

                               NAME AND                               NUMBER           PERCENT
                          ADDRESS OF PERSON                          OF SHARES         OF CLASS
    --------------------------------------------------------------   ---------         --------
    Harry A. Lomason II...........................................    636,192(1)         15.0
    24600 Hallwood Court
    Farmington Hills, Michigan 48335
    Pioneer Management Corporation................................    400,000(2)          9.4
    60 State Street
    Boston, Massachusetts 02109
    Wanger Asset Management, L.P..................................    373,000(2)(3)       8.8
    227 West Monroe Street, Suite 3000
    Chicago, Illinois 60606
    Jane L. Agostinelli...........................................    286,677(4)          6.8
    3800 Camp Creek Parkway
    Atlanta, Georgia 30331
    Namba Press Works Co., Ltd....................................    285,000             6.7
    8-3-8 Kojima-Ogawa
    Kurashiki, Okayama 711 Japan
    Anne L. Bray..................................................    275,840(5)          6.5
    3800 Camp Creek Parkway
    Atlanta, Georgia 30331

- ---------------
(1) Includes 299,551 shares held in various trusts of which Mr. Lomason serves as Trustee, in several custody accounts in which he serves as Custodian, and in an estate of which he serves as Co-Executor. Also includes 20,000 shares which Mr. Lomason has the right to acquire upon the exercise of stock options.

(2) Based on information as of December 31, 1995 set forth in a Schedule 13G filed with the Securities and Exchange Commission.

(3) Includes 300,000 shares held by Wanger Asset Management, L.P. as investment advisor to Acorn Investment Trust, Series Designated Acorn Fund.

(4) Includes 18,681 shares held in various trusts of which Mrs. Agostinelli serves as Trustee and in several custody accounts in which she serves as Custodian.

(5) Includes seven shares held in a custody account of which Mrs. Bray serves as Custodian.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of August 26, 1996, the number of shares of the Company's Common Stock beneficially owned by each director, each executive officer and all directors and executive officers as a group.

                              NAME OF                                 NUMBER            PERCENT
                        INDIVIDUAL OR GROUP                        OF SHARES(1)         OF CLASS
    ------------------------------------------------------------   ------------         --------
    Stephen C. Bruck............................................        8,715             *
    Ollie V. Cheatham...........................................       13,593             *
    A. Warren Daubenspeck III...................................       10,603             *
    Martin A. DiLoreto..........................................       10,008             *
    James E. George.............................................        1,869             *
    Verne C. Hampton II.........................................        1,500(2)          *
    James J. Hoey...............................................       31,709             *
    Dale A. Johnson.............................................        2,569             *
    Harry A. Lomason II.........................................      636,192(3)          15.0
    Roger H. Morelli............................................       14,129             *
    James B. Nicholson..........................................        2,569             *
    Scott E. Paradise...........................................       11,022             *
    Dan D. Smith................................................       12,173             *
    Robert D. Stachura..........................................       11,514             *
    Melynn M. Zylka.............................................        8,008             *
    All Directors and Executive Officers as a Group
      (15 persons named above)..................................      776,173             18.3

- ---------------
 *  Less than one percent

(1) Includes shares which the following executive officers have the right to acquire upon the exercise of stock options as of August 26, 1996, or at any time within 90 days thereafter: Stephen C. Bruck -- 8,000 shares; Ollie V. Cheatham -- 11,500 shares; A. Warren Daubenspeck III -- 8,000 shares; Martin
    A. DiLoreto -- 9,000 shares; James J. Hoey -- 16,500 shares; Harry A. Lomason II -- 20,000 shares; Roger H. Morelli -- 12,000 shares; Scott E. Paradise -- 10,000 shares; Dan D. Smith -- 9,000 shares; Robert D. Stachura -- 10,000 shares; and Melynn M. Zylka -- 8,000 shares. Also includes shares held in the officers' accounts in the Company's 401(k) Plan.

(2) Excludes 1,387 shares deferred under the terms of the Directors Stock Plan.

(3) Includes 299,551 shares held in various trusts of which Mr. Lomason serves as Trustee, in several custody accounts in which he serves as Custodian, and in an estate of which he serves as Co-Executor.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company whose total compensation exceeded $100,000 during 1995.

SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION(1)
                                                     -----------------------------------------------
                                                                                         ALL OTHER
                                                                                           ANNUAL
           NAME AND PRINCIPAL POSITION               YEAR      SALARY       BONUS       COMPENSATION
- --------------------------------------------------   ----     --------     --------     ------------
Harry A. Lomason II(2)............................   1995     $358,000     $      0       $ 25,614
  Chairman of the Board, President and               1994      333,333      122,500          9,843
  Chief Executive Officer                            1993      283,333            0          7,338
James J. Hoey.....................................   1995      230,667            0         10,185
  Senior Vice President and                          1994      219,333       78,400          6,985
  Chief Financial Officer                            1993      203,333            0          6,050
Roger H. Morelli..................................   1995      171,667            0          5,587
  Senior Vice President -- Manufacturing             1994      148,333       57,750          4,032
                                                     1993      111,000            0          2,776
Gary A. Pniewski(3)...............................   1995      145,666            0          3,205
  Vice President -- Seating and                      1994      137,042       35,750          4,756
  Decorative Trim Engineering                        1993           --           --             --
Dan D. Smith......................................   1995      145,333            0          5,319
  Vice President -- Cost Analysis and                1994      130,000       42,000          2,272
  Information Technology                             1993      105,000            0          1,692

- ---------------
(1) The aggregate amount of perquisites and other personal benefits for any named executive did not exceed $50,000 or 10% of the total of annual salary and bonus for any such named executive, and is, therefore, not reflected in the table.

(2) In December 1992, a trust established by Mr. Lomason and his wife entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of a portion of the premiums payable on a split dollar life insurance policy purchased by the trust on the joint lives of Mr. and Mrs. Lomason. The Company is entitled to reimbursement of the amounts advanced, without interest, and the advances are secured by a collateral assignment of the policy to the Company. During 1995, the Company advanced $118,352 toward the trust's payment of premiums.

(3) Mr. Pniewski joined the Company on January 11, 1994 and terminated his full time employment with the Company on August 1, 1996.

OPTION GRANTS DURING 1995

     During 1995 there were no stock options granted under the Company's 1990 Stock Option Plan.

AGGREGATED OPTION EXERCISES DURING 1995 AND 1995 YEAR-ENDED OPTION VALUES

     The following table sets forth certain information on stock options exercised during 1995 by the executive officers named in the Summary Compensation Table along with the number and dollar value of options remaining unexercised at December 31, 1995 and the value of such options at December 31, 1995.

                                                                  NUMBER OF                  VALUE OF UNEXERCISED
                                                            SECURITIES UNDERLYING                IN-THE-MONEY
                                  SHARES      VALUE          UNEXERCISED OPTIONS                STOCK OPTIONS
                                 ACQUIRED    REALIZED        AT DECEMBER 31, 1995            AT DECEMBER 31, 1995
                                    ON          AT       ----------------------------    ----------------------------
             NAME                EXERCISE    EXERCISE    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ------------------------------   --------    --------    -----------    -------------    -----------    -------------
Harry A. Lomason II...........     7,500     $ 67,598        8,000             0               0               0
James J. Hoey.................     6,000       52,998        7,500             0               0               0
Roger H. Morelli..............         0            0        3,000             0               0               0
Gary A. Pniewski..............         0            0        2,000             0               0               0
Dan D. Smith..................         0            0        3,000             0               0               0

RETIREMENT PLAN

     The Retirement Plan for Salaried Employees of the Company, a defined benefit actuarial plan, provides generally for benefits upon retirement at age
65. Remuneration covered by the Plan is base salary paid to the associate, exclusive of overtime, commissions and bonuses. Benefits are integrated with federal social security benefits. The following tabulation illustrates the maximum annual benefits payable under the Plan in 1995 to associates in various earnings classifications upon retirement at age 65 and reflects the integration with federal social security benefits in accordance with the terms of the Plan.

   AVERAGE                                                  YEARS OF SERVICE AT AGE 65
ANNUAL SALARY                        -------------------------------------------------------------------------
  AT AGE 65                            10         15         20         25         30         35         40
- -------------                        -------    -------    -------    -------    -------    -------    -------
$ 25,000.........................    $ 3,625    $ 5,438    $ 7,250    $ 9,063    $10,875    $12,688    $14,500
  50,000..........................     7,852     11,778     15,704     19,630     23,556     27,482     31,408
  75,000..........................    12,102     18,153     24,204     30,255     36,306     42,357     48,408
 100,000..........................    16,352     24,528     32,704     40,880     49,056     57,232     65,408
 125,000..........................    20,602     30,903     41,204     51,505     61,806     72,107     82,408
 150,000..........................    24,852     37,278     49,704     62,130     74,556     86,982     99,408
 250,000..........................    24,852     37,278     49,704     62,130     74,556     86,982     99,408
 350,000..........................    24,852     37,278     49,704     62,130     74,556     86,982     99,408
 400,000..........................    24,852     37,278     49,704     62,130     74,556     86,982     99,408

     The amounts shown reflect the $150,000 Internal Revenue Service compensation limit effective January 1, 1995.

     As of December 31, 1995, the number of years of service under the Retirement Plan for the officers named in the Summary Compensation Table was as follows: Harry A. Lomason II -- 34; James J. Hoey -- 28; Roger H. Morelli -- 29; Gary A. Pniewski -- 1; and Dan D. Smith -- 23. As of December 31, 1995, the estimated annual payment under the Plan for service accrued prior to 1994 would be based on an average base salary of $202,140 for Mr. Lomason and $177,000 for Mr. Hoey. For service accrued after 1994, the payment would be based on an average of $150,000 for both Messrs. Lomason and Hoey. The payment under the Plan for Mr. Morelli, Mr. Smith and Mr. Pniewski would be based on an average base salary of $122,600, $116,600 and $147,000, respectively.

Supplemental Retirement Plan

     The Company adopted a Supplemental Executive Retirement Plan in April 1996 which will provide eligible officers of the Company (currently three) with benefits not available under the Company's Retirement Plan due to certain limitations on compensation and benefits imposed by the Internal Revenue Code.

ANNUAL INCENTIVE PLAN

     In 1995, the Company adopted an Annual Incentive Plan for Corporate and Chantland salaried employees. This Plan is administered by the Compensation Committee, which determines each participant's target incentive award as a percentage of annual base salary. Each target incentive award is based on the participant's ability to have an impact on the Company and the facility at which the participant is employed and the participant's performance, but payment of the award is subject to the Company achieving threshold results based principally on a 12% return on equity. Approximately 210 associates are eligible to participate in this Plan. In addition, certain manufacturing locations have incentive pay programs based on the plant's performance compared to specific goals. No awards were granted for Corporate salaried employees under the Plan in 1995.

COMPANY OFFICER AGREEMENTS

     The Company on May 17, 1996 entered into agreements with certain officers and other key employees, including the officers named in the Summary Compensation Table, which provide that in the event of a change in control of the Company (as defined in the agreements), these persons would have specific rights and receive certain benefits if, within three years after the change in control, either employment was terminated by the Company without "cause" (as defined in the agreements) or the person was to terminate employment for "good reason" (as defined in the agreements). In these circumstances, the person would be entitled to receive (a) full base salary through the date of termination, including vacation, plus a severance payment in an amount equal to the person's base monthly salary in effect at the date of termination multiplied by thirty-six, payable at the option of the person either in a lump sum or in installments, (b) a pro-rata payment of any bonus award earned by the person during the year of termination under the Company's Annual Incentive Plan, (c) all legal fees and expenses incurred by the person to enforce the person's rights under the agreement, (d) the use of an automobile for six months, (e) reimbursement for the cost of outplacement services, (f) continuation of medical and life insurance coverage for a period of time and (g) the assignment to the person of the Company's interest in any insurance policy on the person's life. If any amounts which the person is entitled to receive are deemed "parachute payments" under the Internal Revenue Code, the person will be entitled to receive certain additional payments from the Company. The agreement as to Harry
A. Lomason II also provides for the continuation of the split dollar life insurance policy referred to in note (2) to the Summary Compensation Table.

                         COMPENSATION COMMITTEE REPORT

     The Company's compensation program for officers is administered by the Compensation Committee of the Board of Directors, which is composed of two non-employee directors.

OVERALL OFFICER COMPENSATION POLICY

     The Company's compensation policy for officers is designed to support the overall objective of enhancing value for shareholders by attracting, developing, rewarding, and retaining highly qualified and productive individuals; relating compensation to both Company and individual performance; ensuring compensation levels that are externally competitive and internally equitable; and encouraging management stock ownership to enhance growth in shareholder value.

     The key elements of the Company's officer compensation consist of base salary, bonus award and stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Lomason, the Company's chief executive officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits.

     In 1994, an independent compensation and benefits consulting firm ("Consulting Firm") was retained by the Compensation Committee to determine the competitiveness of the Company's compensation levels for its officer positions relative to marketplace base salary and total cash compensation (salary plus annual bonus) practices and to assist the Compensation Committee to develop a market-driven salary structure for Company officer positions.

STOCK OWNERSHIP REQUIREMENTS

     As a means to develop more director, officer and management ownership in the Company, the Board of Directors adopted Stock Ownership Guidelines for directors, officers and designated executive and division managers in 1994. As a part thereof, the Board also adopted a Stock Purchase Loan Plan to assist officers and designated executive and division managers in acquiring stock to meet the Stock Ownership Guidelines. The Guidelines establish various target stock ownership levels, depending upon the person's position in the Company, which the person is expected to achieve within five years from the adoption of the Guidelines.

BASE SALARY

     The Compensation Committee reviews each officer's salary annually. In determining appropriate salary levels, consideration is given to scope of responsibility, experience, Company and individual performance as well as pay practices of other companies relating to executives with similar responsibility.

     The Company endeavors to pay officer salaries in line with competitive market levels. In assisting the Compensation Committee as to base salary, the Consulting Firm provided the Compensation Committee information as to median and seventy-fifth percentile marketplace data for positions at comparably-sized manufacturing companies similar to those at the Company.

     With respect to the base salary of Mr. Lomason in 1995, the Compensation Committee took into account a comparison of base salaries of chief executive officers of peer companies, the Company's financial position, the performance of the Company's Common Stock and the assessment by the Compensation Committee of Mr. Lomason's individual performance. The Compensation Committee also took into account the longevity of Mr. Lomason's service to the Company and its belief that Mr. Lomason is an excellent representative of the Company to the public by virtue of his stature in the community and the industry. Mr. Lomason was granted a base salary of $358,000 for 1995, an increase of 7.4% over his $333,333 base salary for 1994.

BONUS AWARDS

     The Compensation Committee administers the Company's Annual Incentive Plan for Corporate and Chantland salaried employees. The Compensation Committee determines each participant's target incentive award as a percentage of annual base salary. Each target incentive award is based on the participant's ability to have an impact on the Company and the facility at which the participant is employed and the participant's performance, but payment of the award is subject to the Company achieving threshold results based principally on a 12% return on equity. Approximately 210 associates are eligible to participate in this Plan. In addition, certain manufacturing locations have incentive pay programs based on the plant's performance compared to specific goals. No awards were granted for Corporate salaried employees under the Plan in 1995.

STOCK OPTIONS

     Under the Company's 1990 Stock Option Plan, which was approved by shareholders, stock options are granted from time to time to the Company's officers and key associates. The number of options granted is determined by the subjective evaluation of the person's ability to influence the Company's long-term growth and profitability. During 1995 there were no options granted under the 1990 Stock Option Plan.

                                          Compensation Committee

                                          JAMES B. NICHOLSON,
                                          Chairman

                                          JAMES E. GEORGE

PERFORMANCE GRAPH

     The following graph compares the change in the Company's cumulative total shareholder return on its Common Stock with the Dow Jones Industrial Average and the Dow Jones Auto Parts Sub-Index.

                                   Douglas &       Dow Jones       Dow Jones
      Measurement Period            Lomason       Industrial      Auto Parts
    (Fiscal Year Covered)           Company         Average        Sub-Index
1990                                     100.0           100.0           100.0
1991                                    168.90          124.33          122.81
1992                                    334.08          133.44          157.54
1993                                    265.48          156.05          206.16
1994                                    243.30          163.91          181.01
1995                                    178.57          224.47          220.90

                                   SCHEDULE I

                INFORMATION WITH RESPECT TO PURCHASER DESIGNEES

     Set forth below is the name, business address, principal occupation or employment and five year employment history of the persons who will be Purchaser Designees. Unless otherwise indicated, each such person has held the occupation listed opposite his name for at least the past five years and each occupation listed opposite his name for at least the past five years and each occupation refers to employment with the Parent. None of the persons listed below owns any shares of Common Stock of the Company.

                                                           PRESENT PRINCIPAL OCCUPATION
             NAME AND CURRENT                              OR EMPLOYMENT AND FIVE-YEAR
             BUSINESS ADDRESS                AGE                EMPLOYMENT HISTORY
- ------------------------------------------   ---    ------------------------------------------
*Donald Walker............................   40     Director of Magna Acquisition Corporation.
36 Apple Creek Boulevard                            President (since November 1992), Chief
Markham, Ontario                                    Executive Officer (since November 1994)
Canada L3R 4Y4                                      and Director of Magna International Inc.
                                                    since October 1994. Mr. Walker is a
                                                    citizen of both Canada and the United
                                                    Kingdom.



William M. Fike...........................   60     Chairman, President and Director of Magna
26200 Lahser Road,                                  Acquisition Corporation. Vice-Chairman
Suite 300                                           since December 1994 and Executive
Southfield, Michigan 48034                          Vice-President since October 1994 of Magna
                                                    International Inc., prior to which he
                                                    worked as consultant for Magna
                                                    International Inc. Prior to that time, Mr.
                                                    Fike was employed by Ford Motor Company,
                                                    The American Road, Dearborn, Michigan
                                                    48121, for over 28 years in various
                                                    engineering, manufacturing and management
                                                    positions, including as a Ford corporate
                                                    vice-president, President, Ford Europe and
                                                    President, Ford Brazil. Mr. Fike has been
                                                    a director of Magna International Inc.
                                                    since June 1995. Mr. Fike is a citizen of
                                                    the United States of America.



*J. Brian Colburn.........................   53     Secretary and Director of Magna
36 Apple Creek Boulevard                            Acquisition Corporation. Executive
Markham, Ontario                                    Vice-President, Special Projects of Magna
Canada L3R 4Y4                                      International Inc. since May 1992 and
                                                    Secretary since January 1994. Mr. Colburn
                                                    is a citizen of Canada.



*Graham J. Orr............................   50     Treasurer and Director of Magna
36 Apple Creek Boulevard                            Acquisition Corporation. Executive
Markham, Ontario                                    Vice-President, Corporate Development of
Canada L3R 4Y4                                      Magna International Inc. since October
                                                    1994. Mr. Orr is a citizen of Canada.


- ---------------
* Has held various positions with Magna International Inc. during the last five years.